Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Harbinger Group, Inc.
Spectrum Brands Holdings, Inc.
We consent to the inclusion in the registration statement on Form S-4 and prospectus of Harbinger Group, Inc. of our reports dated December 14, 2010, with respect to the consolidated statements of financial position of Spectrum Brands Holdings, Inc. and subsidiaries (the Company) as of September 30, 2010 and September 30, 2009 (Successor Company), and the related consolidated statements of operations, shareholders’ equity (deficit) and comprehensive income (loss), and cash flows for the year ended September 30, 2010, the period August 31, 2009 to September 30, 2009 (Successor Company), the period October 1, 2008 to August 30, 2009, and the year ended September 30, 2008 (Predecessor Company), the related financial statement schedule II, and the effectiveness of internal control over financial reporting as of September 30, 2010, which reports appear in the annual report on Form 10-K of Spectrum Brands Holdings, Inc., and to the reference to our firm under the heading “Experts” in the registration statement and prospectus.
Our reports refer to explanatory paragraphs that describe the Successor Company’s adoption of the provisions of ASC Topic 852, “Reorganization” formerly American Institute of Certified Public Accountants’ Statement of Position 90-7, “Financial Reporting by Entities in Reorganization under the Bankruptcy Code” in 2009, and the adoption of the measurement date provision in conformity with ASC Topic 715, “Compensation — Retirement Benefits” formerly SFAS No. 158, “Employers’ Accounting for Defined Benefit Pension and other Postretirement Plans” in 2009.
/s/ KPMG LLP
Atlanta, Georgia
January 28, 2011